                             NOMECO OIL & GAS COMPANY               EXHIBIT 10.2
                      EMPLOYEE WELL PARTICIPATION PROGRAM,
                               PLAN A AND PLAN B

                               TABLE OF CONTENTS

                                                                    Page(s)
THE PROGRAM    . . . . . . . . . . . . . . . . . . . . . . . . . .  1 -  4
    I.  GENERAL  . . . . . . . . . . . . . . . . . . . . . . . . .       1
   II.  PROGRAM ADMINISTRATOR  . . . . . . . . . . . . . . . . . .       1
  III.  TERM   . . . . . . . . . . . . . . . . . . . . . . . . . .       1
   IV.  EMPLOYEE ELECTION REGARDING PARTICIPATION  . . . . . . . .       2
    V.  PARTICIPATION IN EXPLORATION, DEVELOPMENT
        AND RESERVE ACQUISITIONS . . . . . . . . . . . . . . . . .  2 -  3
        A.  General  . . . . . . . . . . . . . . . . . . . . . . .       2
        B.  Indirect Ownership - General . . . . . . . . . . . . .  2 -  3
        C.  Indirect Ownership - Contributions and
            Distributions  . . . . . . . . . . . . . . . . . . . .       3
   VI.  INTERPRETATIONS. . . . . . . . . . . . . . . . . . . . . .  3 -  4
  VII.  AMENDMENTS . . . . . . . . . . . . . . . . . . . . . . . .       4
 VIII.  GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . .       4
PLAN A . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4 -  7
    I.  ELIGIBILITY  . . . . . . . . . . . . . . . . . . . . . . .       4
   II.  PARTICIPATION  . . . . . . . . . . . . . . . . . . . . . .  4 -  5
        A.  Commencement . . . . . . . . . . . . . . . . . . . . .  4 -  5
        B.  Termination  . . . . . . . . . . . . . . . . . . . . .       5
  III.  PARTICIPATING EMPLOYEE BENEFITS  . . . . . . . . . . . . .  5 -  7
        A.  The Royalty Benefit Fund . . . . . . . . . . . . . . .  5 -  6
        B.  Allocations and Distributions From
            the Fund   . . . . . . . . . . . . . . . . . . . . . .  6 -  7

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
PLAN B . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7 - 16
    I.  ELIGIBILITY  . . . . . . . . . . . . . . . . . . . . . . .       7
   II.  PARTICIPATION  . . . . . . . . . . . . . . . . . . . . . .   7 - 8
        A.  Commencement . . . . . . . . . . . . . . . . . . . . .       7
        B.  Termination  . . . . . . . . . . . . . . . . . . . . .       8
        C.  Committee on Executive Organization  . . . . . . . . .       8
        D.  Vested Interests . . . . . . . . . . . . . . . . . . .       8
  III.  PARTICIPATION INTERESTS  . . . . . . . . . . . . . . . . .  8 - 10
        A.  Description of the Interest  . . . . . . . . . . . . .  8 -  9
        B.  Allocation of Aggregate Participation
            Interests Among Participating Employees. . . . . . . .       9
        C.  Assignments  . . . . . . . . . . . . . . . . . . . . .      10

   IV.  RECEIPTS AND DISBURSEMENTS   . . . . . . . . . . . . . . .      10

    V.  COMPANY'S PREEMPTIVE RIGHT TO PURCHASE . . . . . . . . . .      11

   VI.  COMPANY'S RIGHT TO REPURCHASE  . . . . . . . . . . . . . . 12 - 13

  VII.  COMPANY'S RIGHT TO SELL  . . . . . . . . . . . . . . . . . 13 - 15

 VIII.  RIGHT OF OWNER TO REDEMPTION BY THE COMPANY  . . . . . . . 15 - 16


Dear Fellow Employee:

In recognition of the contribution made by the employees of Northern Michigan Exploration Company since the Company's inception in 1967, and in order to increase the employees' interest in the daily activities of the Company and promote productivity, the Board of Directors approved an Employee Well Participation Program effective April 1, 1980.

The Board has elected to extend the term of the Program for an additional period beginning April 1, 1990 and ending March 31, 1995. However, the Board has the authority to terminate the Program earlier, or to extend it beyond March 31, 1995, at its discretion.

In addition to extending the Program for another five-year term, the Board has also authorized changes for wells spudded and reserves acquired after April 1, 1990.

The remainder of this booklet explains in detail how the Program, as amended, affects you personally. Any questions you have pertaining to the Program should be addressed to your Supervisor, or the Plan Administrator.

This booklet, which is for your own personal use, should be treated as CONFIDENTIAL.

Very truly yours,

/s/ R. J. Burgess

R. J. Burgess
President and Chief Executive Officer

April 1, 1990

                     NORTHERN MICHIGAN EXPLORATION COMPANY
                      EMPLOYEE WELL PARTICIPATION PROGRAM

                                  THE PROGRAM

                          GENERAL TERMS AND PROVISIONS


  I.  GENERAL

      In order to award Company employees who have made a significant contribution to the success of Company operations and to create meaningful incentives for continued employee performance at a high level of competence, professionalism and productivity, the Company hereby establishes this Employee Well Participation Program.

      The Program consists of Plan A and Plan B, the terms and conditions of which are more specifically set forth below. Participation in the Plans is determined by eligibility and participation criteria specifically set forth.

 II.  PROGRAM ADMINISTRATOR

      A Program Administrator shall be appointed by the President of the Company, and it shall be his responsibility to administer this Program and, among other things to:

      (a)  Effect the assignments contemplated in the Program;

      (b) Establish and oversee accounting procedures, have charge of collections and disbursements, and maintain all necessary or appropriate books and records regarding the Program;

      (c) Keep employees informed and respond to questions regarding the Program, its operation and its effect on any individual employee;

      (d) Acting in conjunction with the President of the Company, interpret and apply the provisions of the Program;

      (e)  Report to the President and Board of Directors regarding the Program;

      (f) Perform such other tasks as may be delegated to him by the Board of Directors or the President of the Company.

III.  TERM

      This Program shall commence on April 1, 1980 and terminate on March 31, 1995 unless terminated earlier by action of the Board of Directors of the Company.

 IV.  EMPLOYEE ELECTION REGARDING PARTICIPATION

      Employees eligible to participate in Plan A or B may at any time elect not to participate in either Plan. The election shall be exercised by providing written notice thereof to the Program Administrator and shall be effective on the day after such notice is received by the Program Administrator. Eligible employees who have elected not to participate in a Plan may at any time revoke that election with respect to future participation by giving the Program Administrator written notice of the revocation, which shall be effective on the day after receipt by the Program Administrator.

  V.  PARTICIPATION IN EXPLORATION, DEVELOPMENT AND RESERVE ACQUISITIONS

 A.   General

      This Program is intended to give certain key Company employees a direct financial stake in the Company's oil and gas activities. For the period from April 1, 1980 through March 31, 1985, the working interests used to determine employee benefits under Plans A and B shall not include any Company working interests acquired in fully developed properties, except where by farmout or other like transaction the Company has conveyed an undeveloped property retaining the right thereafter to acquire a working interest in such property. By virtue of amendments to this Program authorized by the Company's Board of Directors, the working interests used to determine employee benefits under Plans A and B shall include Company working interests in oil and gas reserves acquired by the Company after April 1, 1985, whether acquired or held by the Company directly or indirectly. Any questions as to whether, or the extent to which the Company's working interest in any property is subject to Plan A or B shall be decided exclusively by and in the sole discretion of the Company.

 B.   Indirect Ownership - General

      As to indirect ownership of oil and gas property, this Program applies to working interests held by another corporation, partnership, joint venture or other entity (hereafter referred to as "intermediate company") in which the Company owns, directly or indirectly, a significant interest.
      A significant interest is defined as an interest entitling the Company:
      (1) in the case of stock ownership, to exercise voting rights equivalent to at least 10% of voting rights possessed by all stockholders of the corporation who possess such rights; or (2) in the case of other forms of ownership, to share in at least 10% of profits and losses or revenue of the intermediate company. In cases where working interests are more than one level removed from direct Company ownership, as in the case where the Company owns an interest in another company which in turn owns an interest in the company which directly holds the properties, whether the Company has a significant interest in the intermediate company which directly owns the property shall be determined by multiplying the Company's interest in its directly owned company by that company's interest in the intermediate company directly owning the property. The same procedure shall be followed for all levels of ownership regardless of how far removed from the Company is direct ownership of the working interests. The Company's interest shall be considered significant if the product of the multiplication is 10% or more (the product and the Company's ownership interest in the intermediate company are hereafter referred to as the Company's "deemed ownership interest"). A working interest in an oil and gas well will be subject to the Program to the extent of the Company's deemed ownership interest provided it equals or exceeds 10% in the intermediate company directly owning the working interest. The deemed ownership interest shall be determined as of the spud or acquisition date, as the case may be, of the subject well. Thus, working interests subject to the Program are determined by multiplying the Company's deemed ownership interests by the actual working interests of the intermediate companies which directly own such interests. Such working interests which are subject to the Program are hereinafter referred to as "deemed working interests."

 C.   Indirect Ownership - Contributions and Distributions

      The amount to be contributed and distributed under Plans A and B in connection with deemed working interests owned indirectly by the Company shall be based upon production revenue, cash or property derived from and allocated to the Company's deemed working interests. The Company shall make contributions and distributions based upon any production revenue, cash or property accruing with respect to its deemed working interests whether or not actually distributed by the intermediate company to the Company. It is recognized that the accrual of production revenue, cash or property requiring the Company to make contributions and distributions can arise from different types of transactions including, by way of illustration and not limitation, sales of production accruing to the deemed working interests, sales of reserves associated with the deemed working interests, and sales of interests in any intermediate companies resulting in reduction in the Company's deemed ownership interests.

      Certain transactions engaged in by intermediate companies or the Company may result in the reduction or elimination of deemed working interests subject to Plans A and B. By way of illustration and not limitation, such transactions include sales by intermediate companies of reserves associated with deemed working interests and sales of the Company's interests in intermediate companies. Based on the consideration received by the Company or an intermediate company in connection with any such transaction the Company shall make allocations and distributions under Plans A and B as though the deemed working interests so sold or reduced were working interests subject to Plans A and B sold directly by the Company.

  VI.  INTERPRETATIONS

       All questions regarding the interpretation or application of the Employee Well Participation Program shall be resolved as determined by the Company, and such decisions shall be final and binding on Program participants provided they are made in good faith.

 VII.  AMENDMENTS

       This Employee Well Participation Program may be amended or terminated, in any way or at any time, by unilateral action of the Company. The Company also reserves the right at any time with respect to any properties to reduce prospectively its contribution to the Plan A fund or to reduce prospectively the Plan B interests to be granted. No reduction of interests to be assigned or granted under Plan B shall have any effect whatsoever on interests with respect to which the entitlement to an assignment has theretofore accrued, or on disbursements thereon.

VIII.  GOVERNING LAW

       The provisions of this Employee Well Participation Program, its operations and effect shall be governed and construed under the laws of the State of Michigan.

                                     PLAN A

  I.   ELIGIBILITY

       All Executive, Administrative and Professional Employees, as defined in NOMECO's General Orders, as they may be amended from time to time, shall be eligible to participate in this Plan A (hereinafter such employees shall be referred to as "Eligible Employees"), provided such employees have been employed by the Company for a six-month period immediately preceding the date of commencement of their participation in this Plan A as more specifically set forth below.

       Notwithstanding the foregoing, Plan B Eligible Employees shall not be Eligible Employees for purposes of this Plan A as to the Company's working interests or deemed working interests in wells spudded on or after April 1, 1990 or acquired as part of a producing property or reserve acquisition on or after such date.

 II.   PARTICIPATION

       A.    Commencement

       With respect to Eligible Employees, participation in this Plan A shall commence on the first day of the calendar month immediately following a six-month period during which entire period the Eligible Employee has been employed by the Company. With respect to Eligible Employees who have been employed by the Company for a six-month period, or more, immediately preceding the commencement of this Plan A, participation in this Plan A shall commence on the commencement date of Plan A.

      Notwithstanding anything in this Plan to the contrary, an Eligible Employee may commence participation in Plan A at any time upon approval of the President of the Company. Eligible Employees whose participation in this Plan A has commenced and has not terminated are hereinafter referred to as "Participating Employees."

      B.   Termination

      Participation in this Plan A shall terminate immediately upon employee's termination of his employment with the Company, employee ceasing to be an Eligible Employee, or as provided with respect to revocation by an employee of his right to participate.

III.  PARTICIPATING EMPLOYEE BENEFITS

      A.   The Royalty Benefit Fund

      There shall be established on the books and records of the Company a Royalty Benefit Fund ("Fund") to be administered by the Program Administrator. During such times as this Plan is in effect the Company will contribute to the Fund, from time to time, but not less than quarterly. The amount to be contributed to the Fund shall be the sum of the following:

      (1) An amount equivalent to the proceeds that would arise during the period commencing April 1, 1990 or the last contribution date, whichever is later, and ending with the current contribution date, from an overriding royalty of .0025 (.25%) of the Company's working interests and deemed working interests in wells spudded on or after April 1, 1990 or acquired as part of a producing property or reserveacquisition on or after such date.

      (2) An amount equivalent to the proceeds that would arise during the period commencing April 1, 1985 or the last contribution date, whichever is later, and ending with the current contribution date, from an overriding royalty of .005 (.5%) of the Company's working interests and deemed working interests in wells spudded on or after April 1, 1985 and before April 1, 1990, or acquired during such period as part of a producing property or reserve acquisition.

      (3) An amount equivalent to the proceeds that would arise during the period commencing April 1, 1980 or the last contribution date, whichever is later, and ending with the current contribution date, from an overriding royalty of .01 (1%) of the Company's working interests in wells spudded on or after April 1, 1980 but before April 1, 1985.

      The contribution amount shall bear the overriding royalty's share of production, severance, mineral ad valorem, windfall profits and other like taxes, but shall bear no other costs or charges. The contribution date shall be as determined by the Program Administrator. Actual cash contributions to a separately maintained cash Fund shall not be made, but rather the Program Administrator shall record, and the books and records maintained by the Program Administrator shall reflect, the asset value of the Fund and the contribution amounts allocated to the Fund from time to time.

      Participating Employees shall have no rights in or to the Fund, its asset value, or any Company assets used to determine such asset value. Participating Employees' sole rights shall be as set forth below with respect to distributions of the allocated asset value of the Fund. No interest shall accrue on such asset value.

      In the event of the sale of a working interest or deemed working interest in a well subject to this Plan A, an amount shall be contributed to the Fund as determined in good faith by the Company in accordance with the following:

      (1) the amount or value of consideration realized from the sale shall be multiplied by a percentage being the overriding royalty percentage, associated with the working interest sold, used to compute Fund contributions with respect to the well; and

      (2) the result shall be increased by such amount as determined by the Company to reflect the non-cost bearing nature of an overriding royalty interest and the correspondingly higher relative value of an overriding royalty interest compared to an equivalent working interest.

      If the transaction in which the sale occurs involves multiple wells and the consideration is not specifically allocated among the wells, the Company shall perform its own allocation for purposes hereof and such allocation, provided it is made in good faith, shall be final.


      B.   Allocations and Distributions From the Fund

      From time to time as determined by the President of the Company, but no less than quarterly, the asset value of the Fund shall be allocated to then-Participating Employees and cash disbursements made to those employees based upon the allocated asset value. The President shall determine the allocation date, subject to the minimum quarterly allocation requirement, and on each such date the asset value of the Fund shall be allocated among Participating Employees who are such on the allocation date, based upon their base salaries determined on such date and number of years each employee has been a Participating Employee. The allocation multiplier shall be determined by multiplying each Participating Employee's base salary by his years as a Participating Employee and dividing the product by the sum of the products of each Participating Employee's base salary multiplied by his years as a Participating Employee. As used herein "base salaries" shall mean the annualized salary of each Participating Employee determined as of December 31 of the preceding calendar year plus one-half (1/2) of the maximum bonus such employee is qualified to receive on such date pursuant to Board of Directors Resolution dated February 7, 1989 (and as may be amended by the Board of Directors) regarding maximum bonus. With respect to Participating Employees who were not employed on December 31 of the preceding calendar year, "annual salary" shall be the salary received or to be received by such employee for the first full month of employment, multiplied by twelve (12).

      As used herein "years as a Participating Employee" shall mean the number of full years, not to exceed 10, as a Participating Employee, determined as of December 31 of the preceding calendar year; except that a Participating Employee will in any event be assumed to have at least one
      (1) year as a Participating Employee for purposes of calculating allocations under this Plan.

      As soon as practicable after the allocation date, cash distributions shall be made to those persons to whom the Fund asset value is allocated as set forth above. The distribution to each such person shall be an amount equal to his portion of the allocated asset value (reduced in accordance with governmental withholding obligations of the Company) determined as of the allocation date.

                                     PLAN B

  I.  ELIGIBILITY

      All of those Executive, Administrative and Professional Employees (as defined in NOMECO's General Orders, as they may be amended from time to time) designated by the President, from time to time, and approved as may be required under Article II, Section C, below, shall be eligible to participate in this Plan B (hereinafter such employees shall be referred to as "Plan B Eligible Employees"). Executive, Administrative and Professional Employees may acquire or lose eligibility to participate in this Plan B as the President shall in his sole discretion determine from time to time, subject to Article II, Section C, below.

 II.  PARTICIPATION

      A.   Commencement

      Plan B Eligible Employees shall commence participation in this Plan B at such time as the President of the Company shall designate, subject to
      Article II, Section C, below. Plan B Eligible Employees whose participation in this Plan B has commenced and has not terminated are hereinafter referred to as "Plan B Participating Employees."

      B.   Termination

      Subject to Section C below, participation in this Plan B shall terminate when and as the President of the Company so directs but in any event the participation shall terminate immediately upon employee's termination of his employment with the Company, employee ceasing to be a Plan B Eligible Employee, or as provided with respect to revocation by an employee of his right to participate.

      C.   Committee on Executive Organization

      Effective April 1, 1990 as to wells spudded and working and deemed working interests in wells capable of producing acquired on and after such date, the decisions of the President of the Company with respect to eligibility of each employee to participate in this Plan B, the commencement and termination date for such participation, and allocation of the aggregate Participation Interest among Plan B Participating Employees shall be subject to review and approval of the Committee on Executive Organization of the Company's Board of Directors. Such review and approval shall occur no less frequently than annually.

      D.   Vested Interests

      No termination or modification of this Plan, termination of an employee's participation hereunder or change in the allocation of the aggregate Participation Interests among Plan B Participating Employees shall reduce or impair any interests or benefits accruing prior to the action effecting such termination or change.

III.  PARTICIPATION INTERESTS

      A.   Description of the Interests

      Subject to Section C below, during such time as this Plan B is in effect, the Company will assign to Plan B Participating Employees:

      (1) an overriding royalty in the aggregate amount of one percent (1%) of the Company's working interest or deemed working interest in each well (and the related drilling unit as designated by the Company) in which the Company owns, directly or indirectly, or has the right to earn, directly or indirectly, a working interest or deemed working interest provided such well is spudded after April 1, 1980 and before April 1, 1990 and, in the case of wells capable of producing at the time the Company acquires its working interest or deemed working interest, provided such acquisition occurs on or after April 1, 1985 and before April 1, 1990.

     (2) an overriding royalty in the aggregate amount of one and three quarters percent (1.75%) of the Company's working interest or deemed working interest in each well (and the related drilling unit as designated by the Company) in which the Company owns, directly or indirectly, or has the right to earn, directly or indirectly, a working interest or deemed working interest, provided such well is spudded on or after April 1, 1990 or, in the case of wells capable of producing at the time the Company acquires its working interest or deemed working interest, provided such acquisition occurs on or after April 1, 1990.

      Each Plan B Participating Employee's allocable share (as defined in Section B, below) of the Participation Interest is referred to hereafter as "Employee Participation Interest."

      The overriding royalty to be assigned shall bear its proportionate share of production, severance, mineral ad valorem, windfall profits and other like taxes, but shall bear no other costs or charges.

      B.   Allocation of Aggregate Participation Interests
           Among Plan B Participating Employees

      As to all wells spudded on or after April 1, 1980 and before April 1, 1990 and as to working interests and deemed working interests acquired on or after April 1, 1985 and before April 1, 1990 in wells capable of producing at the time of acquisition, the aggregate Participation Interest to be assigned by the Company in each well shall be allocated among Plan B Participating Employees who are such on the spud or acquisition date of the relevant well in proportion to their base salaries, as defined below. As to all wells spudded on or after April 1, 1990 and as to working interests and deemed working interests acquired on or after April 1, 1990 in wells capable of producing at the time of acquisition, the aggregate Participation Interest assigned by the Company in each well shall be allocated among Plan B Participating Employees who are such on the spud or acquisition date of the relevant well in proportion to their base salaries, or such fractional portion thereof as the President may determine separately for each Plan B Participating Employee; such allocation to be subject to review and approval by the Committee on Organization of the Company's Board of Directors.

      As used herein "base salaries" shall mean the annualized salary of each Plan B Participating Employee determined as of December 31 of the preceding calendar year plus one-half (1/2) of the maximum bonus such employee is qualified to receive on that date pursuant to Board of Director Resolution dated February 7, 1989 (and as may be amended by the Board of Directors) regarding maximum bonus. With respect to Plan B Participating Employees who were not employed on December 31 of the preceding calendar year, "annual salary" shall be the salary received or to be received by such employee for the first full month of employment multiplied by twelve (12).

      C.    Assignments

      Each Plan B Participating Employee's allocated share of the aggregate Participation Interest in each Company well subject to this Plan B shall be represented by an assignment, in recordable form to the extent practicable, to the Plan B Participating Employee of his Employee
      Participation Interest.   Assignments shall occur periodically, in such
      form and at such times as determined by the Program Administrator, and shall be effective as of the spud date for the well or such later date as the working interest or deemed working interest is first acquired by the Company. For purposes of administrative efficiency, the Program Administrator may determine to forego preparation and delivery of assignments to Plan B Participating Employees entitled thereto provided: (i) appropriate entries in the Company's books and records are made to reflect such entitlement and (ii) actual assignments are made promptly upon written request by a person entitled thereto. All employees who are Plan B Participating Employees as of the spud date for a well or acquisition date of a working interest or deemed working interest shall be entitled to an assignment of their Employee Participation Interest in such well, whether or not they are Plan B Participating Employees on the date the assignment is actually made.

      Notwithstanding anything to the contrary herein, as to deemed working interests and other working interests, the governing instruments or applicable law, rule, regulation or governmental policy with respect to which prohibit or restrict the assignments contemplated hereby, the overriding royalty to which Plan B Participating Employees are entitled shall be evidenced by an instrument to be delivered to the person entitled thereto in a form considered appropriate by the Company in its sole discretion (such instruments are referred to collectively with actual assignments as "assignments").

 IV.  RECEIPTS AND DISBURSEMENTS

      The Company, through the Program Administrator, shall act as agent for purposes of receiving and disbursing proceeds on Employee Participation Interests, and each person, by accepting his Employee Participation Interests, agrees to such agency and agrees to execute any instruments necessary or appropriate to implement it.

      The Company shall not be obligated to recognize or distribute proceeds to a transferee of an Employee Participation Interest until adequate proof of such transfer in a form satisfactory to the Company has been provided to the Company.

      The Company may at any time, by giving notice to Employee Participation Interest owners, terminate the agency created hereunder and the interest owners shall execute such instruments necessary or appropriate to effect the termination.

  V.  COMPANY'S PREEMPTIVE RIGHT TO PURCHASE

      No Employee Participation Interest acquired hereunder shall be sold to any person or entity other than the Company except as provided herein.

      In the event an interest owner receives a bona fide offer to purchase any Employee Participation Interest, he shall give the Company written notice thereof with a copy of the offer which shall be in writing setting forth the specific terms thereof. The notice shall be addressed to the Program Administrator and shall be deemed given when received by him. Within 20 days the Company shall determine whether to exercise its preemptive right to purchase the subject Employee Participation Interest. If the Company elects to purchase the Employee Participation Interest it shall provide the selling interest owner with written notice thereof (at the address which the selling interest owner shall set forth in his notice to the Company) within such 20 day period. The purchase price and other terms of purchase by the Company shall be the same as those contained in the written offer obtained by the selling interest owner, unless the parties agree otherwise.

      If the Company elects not to exercise its preemptive right to purchase, the transfer of such interest pursuant to the bona fide offer shall occur within 60 days of selling interest owner's giving notice of the bona fide offer to purchase; otherwise the Company's preemptive right to purchase shall be reinvoked with respect to such Employee Participation Interest, and all provisions hereof shall apply with respect to any disposition of such interest.

      Nothing in this Plan B shall be deemed to authorize an interest owner or require the Company to disclose in any manner to any person or entity trade secrets or other information of a confidential nature, and disclosure of information pertaining to the value of Employee Participation Interests shall be completely within the discretion of the Company. The Company may impose such restrictions on the further communication of any such information as it may deem appropriate.

      In the event of a sale hereunder to a third party, the Company shall not be required to recognize such sale unless and until it is provided with satisfactory proof thereof and such other information as it may reasonably require.

      Employee Participation Interests shall be subject to Company's preemptive right to purchase as provided herein during the lifetime of the person first acquiring those interests hereunder and for twenty-one (21) years thereafter, but not longer.

  VI.  COMPANY'S RIGHT TO REPURCHASE

       As used herein the term "Repurchase" means a concurrent purchase by the Company of the entirety of the Employee Participation Interests of all owners of such interests in one or more wells subject to this Plan B.

       Subject to the terms and conditions set forth herein, the Company may in its sole discretion so Repurchase provided each Repurchase shall be for the sole purpose of reducing or restricting administrative costs incurred by the Company in connection with Plan B by eliminating from Plan B through Repurchase the less significant well interests subject to the Plan.

       Repurchases hereunder shall occur no more frequently than once in each twelve (12) month period.

       A Repurchase shall not cause a reduction of more than five percent (5%) in the future monthly distributions to owners of Employee Participation Interests considered in the aggregate from all wells subject to Plan B. For purposes of determining compliance with that limitation, aggregate distributions (actual or estimated, as the Company may elect) for the three (3) calendar months immediately preceding the month of Repurchase shall be compared to such distributions for the same period computed as if the Repurchase were in effect during that period. If the former amount does not exceed the latter by more than five percent (5%), the Repurchase shall be deemed to comply with the five percent (5%) limitation. Estimates and computations shall be performed by the Company in good faith, and the results shall be final.

       The amount to be paid owners of Employee Participation Interests so Repurchased shall be based upon:

         (a) the reserves assigned to those interests in the Company's most recent Company-wide reserve evaluation, provided such evaluation

                (i)     has an effective date prior to the Repurchase, and

                (ii) is prepared by Lee Keeling & Associates, Inc. or another petroleum engineering firm of comparable standing, or is prepared by the Company and reviewed and approved by any such petroleum engineering firm; and

         (b) current prices for oil and gas, as determined by the Company in good faith, which shall for this purpose as nearly as practicable approximate the weighted average prices actually received by the Company for sales of its oil and gas produced from the properties in question during the third full calendar month preceding the month in which the Repurchase occurs.

         The payment amount for Repurchased interests will be computed by applying the price as described in sub-paragraph b above to the reserve volumes, determined in accordance with sub-paragraph a above, assigned to the Repurchased interests. The resulting amount will then be reduced by appropriate production taxes, as determined in good faith by the Company, and discounted at a rate of 10% per annum based upon the production schedule used in the Company's reserve evaluation. The result will be the amount to be paid to owners for Repurchased interests. A Repurchase shall be deemed to occur in the month in which such payment is made.

         Owners will be entitled to receive production revenue associated with their Repurchased interests provided such revenue is actually received by the Company prior to the beginning of the third calendar month following the month of Repurchase. Owners shall also be charged or credited with all revenue adjustments associated with the Repurchased interests provided such adjustments are reflected on statements from the party disbursing to the Company and received by the Company prior to the beginning of the third calendar month following the month of Repurchase. From that date forward the Company will bear any negative adjustments and will receive for its own exclusive benefit any revenue distributions or positive adjustments on revenue distributions regard-less of the period to which the adjustments relate.

         Nothing herein shall obligate the Company at any time to exercise its Repurchase rights hereunder. If, however, the Company does exercise its right to Repurchase it shall notify owners subject to Repurchase at least fifteen (15) days prior to the month in which the Company expects the Repurchase to occur, identifying in such notification the wells the Company expects at that time to be included in the Repurchase.

         Employee Participation Interests shall be subject to Company's right to Repurchase as provided herein during the lifetime of the person first acquiring such interests and for twenty-one (21) years there-after, but not longer.

 VII.    COMPANY'S RIGHT TO SELL

         As used herein the term "Sale" means a concurrent sale by the Company of all or a portion of its working interest in one or more wells subject to this Plan B along with a sale of the Employee Participation Interests associated with such working interests so sold.

         Subject to the terms and conditions set forth herein, the Company may in its sole discretion engage in such Sale transactions. The aggregate effect of all Sales occurring within any twelve month period shall not cause a reduction of more than ten percent (10%) in future monthly distributions to owners of Employee Participation Interests considered in the aggregate from all wells subject to this Plan B. (Hereinafter such limitation is referred to as "Sales Limitation.") For purposes of determining compliance with the Sales Limitation, aggregate distributions (actual or estimated, as the Company may elect) for the twelve calendar months immediately preceding the month of the effective date of the Sale under consideration shall be compared to such distributions for the same period computed as if the subject Sale and all other Sales occurring in such period were in effect. If the former amount does not exceed the latter by more than ten percent (10%) the Sale shall be deemed to comply with the Sales Limitation.

         The amount to be paid each owner of an Employee Participation Interest so Sold shall be determined in good faith by the Company in accordance with the following:

                (i) the amount or value of consideration realized from the Sale of the working and Employee Participation Interests in a well shall be multiplied by a percentage, being that owner's Employee Participation Interest in the well associated with the working interest Sold; and

                (ii) the result shall be increased by such amount as determined by the Company to reflect the non-cost bearing nature of an overriding royalty interest and the correspondingly higher value of an overriding royalty interest compared to an equivalent working interest.

         If the transaction in which the Sale occurs involves multiple wells and the consideration is not specifically allocated among the wells, the Company shall perform its own allocation for purposes hereof and such allocation, provided it is made in good faith, shall be final.

         Nothing herein shall restrict the right of the Company to sell, free of the Sales Limitation, working interests subject to this Plan B provided the transferee expressly agrees, for itself, its successors and assigns, in the instrument effecting the transfer to accept such interests subject to the Employee Participation Interests pertaining thereto, and to discharge all obligations accruing thereon under this Plan B from and after the effective date of the transfer. Company shall provide at least thirty (30) days written advance notice of any such progressed transfer to all owners of Employee Participation Interests affected thereby.

         Subject to Article V, Section C, General Terms and Provisions, nothing herein shall, except as specifically set forth below, restrict the Company's right to reduce deemed working interests and the associated Employee Participation Interests, whether through sales of interests in intermediate companies, sales by intermediate companies of reserves associated with deemed working interests or any other transaction. If at the time of any such proposed transaction the Company has a "controlling interest," as defined below, in the entity directly owning the well(s) as to which the deemed working interest(s) will be reduced by the transaction, then the Sales Limitation set forth above shall be applicable to the transaction, taking into account Sales of working interests and reductions of deemed working interests and associated Employee Participation Interests occurring within the preceding twelve (12) calendar months. To the extent the transaction does not comply with the Sales Limitation applicable thereto the Company shall, prior to consummation of the transaction, cause or require the entity(ies) which will directly own the subject working interests after the transaction is completed, to agree expressly in writing, for the benefit of the owners of Employee Participation Interests affected thereby, that:

                (i) the subject working interests are and shall remain subject to Employee Participation Interests pursuant to this Plan B;


                (ii) such entity(ies) will discharge all obligations in connection with such Employee Participation Interests under this Plan B from and after the effective date of the transaction, including distribution of revenue associated therewith, provided that in lieu of distributing such revenue directly to owners of such interests, the revenue may be distributed to the Company for redistribution by it among the owners entitled thereto; and

                (iii) such entity(ies) will cause any subsequent transferees of any such working interests to agree in writing to comply with the provisions hereof.

         As used herein, the term "controlling interest" means an interest, whether held directly or indirectly, in an entity entitling the Company, acting alone, effectively to control or supervise the business activities of the entity or to remove and replace those who exercise such control or supervision.

VIII.    RIGHT OF OWNER TO REDEMPTION BY THE COMPANY

         In the event an interest owner desires to sell his Employee Participa-tion Interests (or any part thereof) to the Company, he shall provide the Program Administrator with written notice thereof, and the Company shall thereupon be obligated to purchase the interests offered for sale. The offer to sell may be withdrawn at any time prior to consummation of the sale.

         The purchase price to be paid in full by the Company at the closing shall be the total current value of future hydrocarbon sales attributable to the Employee Participation Interests to be sold. The total current value of future hydrocarbon sales shall be based upon estimated hydrocarbon reserves established by the Company in its most recent annual reserve study and current selling prices actually being received for those reserves. Estimated hydrocarbon reserves used to determine value shall be adjusted, as the Company in its sole discretion may determine, to reflect production and other events affecting hydrocarbon reserves between the date of the annual reserve study and the closing date for the sale of the interests. The value shall also be adjusted by discount and price escalation factors determined by the Company to be reasonable.

         In case of dispute as to the Company's determination of value, the matter shall be referred for resolution to a reputable firm engaged in the business of appraising oil and gas reserves selected by the Company. The decision of such firm shall be binding. The interest owner shall bear two-thirds of the cost of such appraisal.

         The closing date for the sale of the Employee Participation Interests shall be as the Company and the selling interest owner may determine but in no event later than sixty (60) days from the date of notice by the selling interest owner of his intention to exercise his rights hereunder, or sixty (60) days after completion of the Company's latest reserve study in those instances where the interests to be sold are not covered by a previous Company reserve study.

         This Right to Redemption shall be a personal obligation between the Company and the person first acquiring the Employee Participation Interests, and the benefit thereof shall not extend to the succes-sors or assigns of such person.




         Amended as of April 1, 1985 and April 1, 1990